UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Schoewe, Thomas M.
   702 Southwest Eighth Street


   Bentonville, AR  72716-8611
2. Issuer Name and Ticker or Trading Symbol
   Centex Corporation (CTX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   10/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of
  6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect

                                              Date        Code                   A               Beneficially   D   Beneficial

                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I

----------------------------------------------------------------------------------------------------------------------
--------------


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1 through 6)
----------------------------------------------------------------------------------------------------------------------
--------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative
6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)
Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable
Expiration
----------------------------------------------------------------------------------------------------------------------
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

Non-Qualified Stock Option     $35.0200        10/18/01       A     V   3,106
10/18/01     10/18/08
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1,3 and 7 through 11)
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--------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of
10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative
Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial

                                                                        Amount or     Security    Beneficially  or  Ownership

                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
----------------------------------------------------------------------------------------------------------------------
--------------

Non-Qualified Stock Option     10/18/01  Common Stock                   3,106                     3,106
 D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Schoewe, Thomas M.
DATE 12/27/01